Exhibit 10.52

550 Hills Drive

Suite 210

Bedminster, NJ 07921

Tel: 908-731-0700

Fax: 908-731-0701

www.gaincapital.com

November 10, 2009

Dear Daryl:

On behalf of GAIN Capital Holdings, Inc. (the “Company”), I am pleased to offer you employment as Corporate Controller and Chief Accounting Officer of the Company on the terms and subject to the conditions set forth in this letter (the “ Agreement”).

1. Title and Duties. You will to serve as the Corporate Controller and Chief Accounting Officer of the Company and will report to and accept direction from the Chief Financial Officer of the Company regarding projects and activities to be completed by you for the Company during the Employment Period (as defined below). You will (a) serve the Company diligently, competently and to the best of your abilities, (b) devote substantially all of your time and attention to the business of the Company and its affiliates, (c) maintain a satisfactory level of performance of your duties, and (d) not undertake any other duties that conflict with these responsibilities. You will render such services as may reasonably be required of you to accomplish the business purposes of the Company, and such duties as may be assigned to you from time to time and which are appropriate for your position at the Company.

2. Term. Your employment with the Company will commence on or before December 14, 2009 (such actual date, the “Start Date”) and will continue until terminated in accordance with Section10 below (the “Employment Period”). This offer will expire if this employment letter and attached non-compete agreement is not executed and returned (via fax to 866-716-4607) by 5pm on Friday, November 13, 2009.

3. No Conflicts. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Agreement.

4. Salary and Benefits. While you are employed with the Company, your annual base salary will be $180,000. Your base salary will be payable in accordance with the general payroll practices of the Company. During the Employment Period, you will be eligible to receive an annual performance review, and thereafter, you will be entitled to such base salary as the Company may from time to time establish in its sole discretion. During the Employment Period, you will be eligible to participate in the Company’s health, dental, 401(k), and other benefit plans generally available to Company employees from time to time. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any bonus, incentive, equity compensation, retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate. You will be provided with such other executive perquisites as may be provided to other senior executive officers of the Company, if any.

5. Bonus. In addition to your base salary, you will be eligible to participate in the Company’s Management Bonus Program for each calendar year during the Employment Period on such terms and conditions as are in effect for such program in any given calendar year during the Employment Period (currently paid quarterly). Bonus payments are based on both Company performance and the level of achievement of the applicable performance goals relative to the pre-established targets, as determined by the Compensation Committee in its sole discretion.

Your target annual bonus for any calendar year during the Employment Period will be established by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) at 40% of your annual base salary (bonus payment for current calendar year will be pro-rated).

6. For purposes of this Agreement, the term “Cause” shall mean: (a) conviction or plea of no contest to a felony, (b) continuing neglect, refusal or failure to perform your material duties to the Company (other than a failure resulting from your incapacity due to physical or mental illness), (c) misconduct in the performance of your duties to the Company, (d) breach of any written non-competition, non-disclosure or non-solicitation agreement in effect with the Company, or (e) refusal to carry out directives or instructions of the Board of Directors or the Chief Financial Officer of the Company that are consistent with the scope and nature of your duties and responsibilities set forth herein.

7. Equity Compensation. During the Employment Period, you will be eligible to participate in certain long-term equity incentive programs established by the Company for its employees, including the 2006 Equity Compensation Plan (or a successor thereto), at levels determined by the Compensation Committee in its sole discretion, commensurate with your position.

In addition, on the next scheduled Company grant date after your start date (timing of which to be determined by the Compensation Committee but will coincide with grant date determined for all other 2009 grants), you may be granted an equity award pursuant to and subject to the terms and conditions of the Plan (or successor plan). The equity grant shall represent a number of shares of the Company’s common stock (or if the equity grant is a stock option, the Black-Scholes value for the stock option) equal to approximately $75,000, based on the current stock price of a share of Company common stock on the date of grant. The equity grant will vest in accordance with a vesting schedule that is consistent with other grants under the Plan (or successor plan) and will be subject in all respects to the terms of the Plan and agreement evidencing such grant.

(a) Change of Control. The provisions of the Equity Plan applicable to a Change of Control shall apply to your initial equity grant, and, in the event of a Change of Control, all outstanding units held by you, from your initial grant only, will become fully vested on the effective date of the change of control, consistent with the requirements of section 409A of the Code.

8. Vacation. During the Employment Period, you will be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other employees of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not worked policies; provided, however, that you will be entitled to not less than three (4) weeks (which equals fifteen 20 business days) paid vacation each calendar year, prorated in respect of any period of employment of less than twelve (12) months in a calendar year (including the 2009 calendar year).

9. Termination.

(a) The Company may terminate your employment at any time. The Company will provide you with thirty (30) days advance written notice of such termination, except in the event of termination for Cause. You may terminate employment at any time upon thirty (30) prior written notice to the Company.

(b) For purposes of this Agreement, the term “Cause” means: (i) conviction or plea of no contest to a felony, (ii) continuing neglect, refusal or failure to perform your material duties to the Company (other than a failure resulting from your incapacity due to physical or mental illness), (iii) misconduct in the performance of your duties to the Company, (iv) breach of any written non-competition, non-disclosure or non-solicitation agreement in effect with the Company, or (v) refusal or failure to carry out directives or instructions of the Board of Directors or the Chief Executive Officer of the Company that are consistent with the scope and nature of your duties and responsibilities set forth herein.

10. Severance Benefits. If at any time after your first eighteen (18) months of service (from start date) or within one (1) year after a Change of Control (as defined in the Equity Plan), the Company involuntarily terminates your employment other than (i) for Cause, (ii) on account of your death or (iii) on account of your disability (and disability for this purpose will mean your total and permanent disability under the terms of the Company’s long-term disability plan, whether or not you participate in such plan), subject to your continued compliance with the Restrictive Covenants Agreement (as defined in Section 9) and your execution (and non-revocation) of a release of all claims against the Company and its affiliates, in a form provided by the Company (the “Release”), you will receive a lump sum cash payment equal to six (6) months of your base salary in effect at the time of your termination of employment. This lump sum payment will be paid to you within 30 days after the effective date of your termination of employment, subject to your delivery to the Company of an effective Release.

11. Restrictive Covenant Agreement. As a condition of your employment, you will be required to execute the Employee Non-Disclosure, Assignment of Developments, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”), attached hereto as Exhibit A. The Restrictive Covenants Agreement shall survive the termination of this Agreement and your employment by the Company for the applicable period(s) set forth therein.

12. Application of Section 409A of the Internal Revenue Code. This Agreement is intended to comply with the “short-term deferral” exception to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Payments may only be made under this Agreement upon an event and in a manner permitted by section 409A or an exemption, to the extent applicable. All payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” under section 409A and if you are a “specified employee” (as defined in section 409A of the Code) at the time of your termination of employment, payments will be postponed as necessary to avoid any penalty sanction under section 409A of the Code. For purposes of section 409A, each payment made under this Agreement will be treated as a separate payment. In no event will you, directly or indirectly, designate the calendar year of a payment.

13. Entire Agreement. This Agreement together with the Restrictive Covenants Agreement, sets forth the entire understanding between you and the Company and supersedes any and all prior agreements and understandings with respect to the subject matter hereof.

14. Modification; Waiver; Severability. This Agreement cannot be changed, modified, extended or terminated except by a written amendment executed by you and by a duly authorized officer of the Company. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. If any portion or application of this Agreement should for any reason be declared invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, such invalid, illegal or unenforceable provision or application or part thereof shall be severable form this Agreement and shall not in any way affect the validity or enforceability of any of the remaining provisions or applications.

15. Successors. The terms and provisions of this Agreement will be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of you and the Company, except that your duties and responsibilities under this Agreement are of a personal nature and may not be assigned or delegated.

16. Tax Withholding. All payments under this Agreement will be made subject to applicable tax withholding, and the Company will withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold.

17. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions.

[Signature Page to Follow]

If these terms are agreeable, please signify your acceptance below and return one copy to me.

Sincerely,

GAIN Capital Holdings, Inc.

/s/ Glenn Stevens	/s/ Henry Lyons
Glenn Stevens	Henry Lyons
President and Chief Executive Officer	Chief Financial Officer

Agreed and accepted:

/s/ Daryl J. Carlough	November 10, 2009
Daryl J. Carlough	Date

[Signature Page to Employment Agreement]